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                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of OpTel, Inc. on Form S-1 of our report dated October 14, 1997, on the financial statements of OpTel, Inc. and to the use of our report dated May 15, 1998 on the financial statements of the Assets and Liabilities of ICS Communications, LLC acquired by OpTel, Inc. as of and for the year ended December 31, 1997, each appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Summary Consolidated Financial and Operating Data", "Selected Historical Consolidated Financial and Operating Data" and "Experts" in such Prospectus.

    /s/ DELOITTE & TOUCHE LLP
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June 5, 1998
Dallas, Texas